UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

TREATY ENERGY CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	000-28015	86-0884116
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

201 St. Charles Ave., Suite 2558
New Orleans, LA		70170
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (504) 599-5684

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 11, 2012, Rampant Leon Financial Corporation (“Rampant Leon”), an entity affiliated with Treaty Energy Corporation (“Treaty”), assigned to Treaty all of Rampant Leon’s interest in a buy/sell agreement (the “Agreement”) that Rampant Leon entered into with Jimmy Jones and 3K Oil Trust (the “Sellers”) on May 30, 2012. Treaty did not pay Rampant Leon any consideration for this assignment.

Under the Agreement, Treaty will acquire three leases (the Isaiah Hill Lease, Madeley Lease, and the Ellora Farm-Out) totaling approximately 440 gross acres. Treaty will own 75% of the net revenue interest under these leases. Under the Agreement, Treaty also agreed to purchase the Chumley Lease totaling approximately 140 gross acres. Treaty will own 70% of the net revenue interest under the Chumley Lease. All of the above leases are located in Shelby County, Texas.

The purchase price for all of the leases is $1.2 million in cash plus $6 million of either common stock or convertible preferred stock of Treaty. Treaty has already paid $50,000 to the Sellers, which will be credited toward the cash portion of the purchase price. The remaining consideration is to be paid by August 15, 2012. If Treaty does not close by this date but expends monies for lateral operation on the Madeley Lease, then Treaty will have rights to the first 5,000 barrels of oil produced from the lateral well. After 5,000 barrels have been produced, Treaty will have a perpetual 50% interest in the production of the lateral well.

Item 9.01	Exhibits

Exhibit No.	Title
10.1	Assignment of Contract
10.2	Buy/Sell Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TREATY ENERGY CORPORATION

Date: July 16, 2012	By:	/s/ Michael A. Mulshine
Michael A. Mulshine Assistant Secretary